Exhibit 10.1

VOTING AND LOCK-UP AGREEMENT

This VOTING AND LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of August 10, 2012 by and among Customers Bancorp, Inc., a Pennsylvania corporation (the “Customers”), and the person whose name appears on the signature page hereto as a Stockholder (the “Stockholder”) of the CMS Bancorp, Inc., a Delaware corporation (the “Company”).  Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement (as defined below), shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Customers and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to the Merger;

WHEREAS, the Stockholder is the beneficial owner of such number of shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), set forth on the signature page hereto, and such options, warrants or other rights to acquire such number of shares of Company Common Stock, if any, as set forth on the signature page hereto; and

WHEREAS, as a material inducement and a condition to Customers entering into the Merger Agreement, Customers has requested that the Stockholder agree, and the Stockholder has agreed (in the Stockholder’s capacity as such), for the benefit of Customers, to enter into this Agreement to facilitate the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Customers, and the Stockholder hereby agree as follows:

1.    Certain Definitions.   For purposes of this Agreement:

“Expiration Date” shall mean the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time, or (c) the occurrence of a Material Adverse Amendment.

“Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) has been approved by the Company’s Board of Directors.

“Shares” means (a) all equity securities of the Company (including all shares of Company Common Stock, and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by the Stockholder as of the date of this Agreement and (b) all additional equity securities of the Company (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

“Voting Period” means the period commencing on the date of this Agreement and continuing until the Expiration Date.

2.    Representations and Warranties of Stockholder.   The Stockholder represents and warrants to Customers as follows:

(a)           The Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, provided, however, that for the purposes of this Agreement, such term shall include any Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares. The Stockholder has sole voting power and sole dispositive power with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable federal securities laws and the terms of this Agreement). Such Shares constitute all of the Shares beneficially owned by the Stockholder. The Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder and Encumbrances applicable to all securityholders alike, such as the restrictions upon resale imposed by the Securities Act.

(b)           The Stockholder has the legal capacity, power and authority, as applicable, to enter into and perform all of the Stockholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming due execution and delivery of this Agreement by Customers) constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by the Stockholder will not violate or conflict with any agreement, arrangement or understanding or court order or decree to which the Stockholder is a party or is subject or to which any of the Shares are subject, including, without limitation, any voting agreement or voting trust.

(c)           Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or body or any other Person is required to be made or obtained by the Stockholder for the execution of this Agreement by the Stockholder, compliance by the Stockholder with the provisions hereof or performance of the Stockholder’s obligations hereunder.

(d)           If the Stockholder is married and the Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(e)           The Stockholder understands and acknowledges that Customers is entering into the Merger Agreement in reliance upon the Stockholder’s concurrent execution and delivery of this Agreement, including Customers’ reliance on the Stockholder’s representations and warranties contained herein.

3.    Representations and Warranties of Customers.   Customers hereby represents and warrants as follows:

(a)           Customers has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Customers and constitutes a valid and binding agreement of Customers, enforceable against Customers in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)           Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or body or any other Person is required to be made or obtained by Customers for the execution of this Agreement by Customers, compliance by Customers with the provisions hereof or performance of Customers’ obligations hereunder.

4.    Voting Agreement.

(a)           The Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, the Stockholder shall (i) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, properly called, or otherwise cause the Shares then beneficially owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or provide a written consent with respect to all Shares (or will cause all Shares to be voted, or cause a written consent to be provided with respect to all Shares) (A) in favor of adoption and approval of the Merger Agreement and approval of the Merger, (B) against any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (C) against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal (collectively, the matters described herein, the “Voting Matters”). In all matters other than the Voting Matters, the Shares shall be voted by and in the manner determined by the Stockholder in the Stockholder’s discretion.

(b)           Notwithstanding any other provision of this Agreement, if the Stockholder is a director or officer of the Company, it is expressly understood and agreed that this Agreement shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law (including, without limitation, such person’s fiduciary duties) or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

5.    Grant of Irrevocable Proxy.   By executing this Agreement, the Stockholder hereby irrevocably (to the fullest extent permitted by law) appoints each of Jay S. Sidhu and Thomas R. Brugger of Customers, as the sole and exclusive attorneys and proxies of the undersigned Shareholder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned Shareholder is entitled to do so) with respect to the Shares in accordance with the terms of this Agreement (which is referred to herein as the “Proxy”).

The Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant this Agreement.  The Proxy is granted in consideration of Customers’ agreement to merge with the Company pursuant the Merger, and in such merger the Stockholder will be entitled to receive a portion of the Merger Consideration (as defined in the Agreement and Plan of Merger).

The Stockholder, at Customers’ request, will take such further action or execute such other instruments as may be necessary to effectuate the intent of the Proxy and the Stockholder hereby revokes any proxy previously granted with respect to the Shares in connection with any of the Voting Matters. Customers may, in its sole discretion, inform the Stockholder that it does not intend to utilize the Proxy and in such case, the Stockholder shall appear and vote the Shares or provide written consent as provided in Section 5 hereof and the Proxy shall be of no force or effect; provided, however, that if the Stockholder shall fail to appear and vote the Shares or provide written consent as provided in Section 5 hereof, the Proxy shall immediately become effective and exercisable by Customers according to its terms.

The Shares beneficially owned by the Stockholder as of the date of this Agreement are listed on the signature page hereto, along with the number(s) of the stock certificate(s) representing such Shares (to the extent such number is readily available as of the date hereof).  Except as otherwise provided herein, upon the Stockholder’s execution of this Agreement, granting the Proxy, any and all prior proxies given by the undersigned Shareholder with respect to any Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior during the Voting Period, to act as the Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned Shareholder with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting, all as set forth in this Agreement.

The attorneys and proxies named above may not exercise the Proxy on any matter other than the Voting Matters.   The Stockholder may vote the Shares on all other matters.   Any obligation of Stockholder herein shall be binding upon the successors and assigns of Stockholder.

The Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date

6.    No Solicitation.   The Stockholder shall, and shall cause its affiliates that it controls and its and its controlled affiliates’ respective directors, officers, employees, investment bankers, attorneys, financial and other advisors or other representatives not to, directly or indirectly, (i) solicit, initiate, encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Customers or any designees of Customers) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Customers), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of this provision), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an acquisition transaction, otherwise than pursuant to the terms of the Merger Agreement, or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Stockholder and any Person (other than Customers). The Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons (other than Customers and its affiliates and representatives) conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 6 by the Stockholder or any representatives of the Stockholder shall be deemed to be a breach of this Section 6 by the Stockholder. The Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

7.    No Transfers During Voting Period.   The Stockholder agrees that during the Voting Period, except as expressly contemplated by the terms of this Agreement, such Stockholder shall not, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relations proceedings or otherwise, or otherwise by operation of law) (collectively, “Transfer”) any of the Shares, or enter into any contract, option or other agreement to Transfer any of the Shares, or otherwise cause or permit the Transfer of any Shares, (ii) grant any proxies or powers of attorney or enter into any voting trust or other similar agreements or arrangements with respect to any Shares; (iii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, Customers may require the Company to issue and the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Stockholder may surrender shares in connection with “cashless” or net exercise provisions of Company options to the extent necessary to effect exercises thereof (including the payment of any taxes required to be withheld and paid with respect to such exercises).

8.    Acquisition of Additional Shares.

(a)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall promptly notify Customers of the number of any additional shares of Company Common Stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date hereof. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire Shares.

(b)           In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

9.  No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Customers any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

10.  Disclosure.   The Stockholder hereby agrees to permit Customers to publish and disclose in the Merger Registration Statement and the Proxy Statement-Prospectus (including all documents and schedules filed with the SEC), in any press release or other disclosure document which Customers reasonably determines to be necessary or desirable in connection with the Merger and any transactions related thereto and in any other filing made by Customers with the SEC, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement and the requirements of Applicable Law, subject to Customers using its reasonable best efforts to consult with the Stockholder and giving the Stockholder the right to review and comment upon any such disclosure. In addition, the Stockholder will cooperate with Customers in connection with the filing of any Schedule 13D or amendment thereto that Customers reasonably determines is required under the Exchange Act in connection with this Agreement.

11.  Consent and Waiver.   The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party. Without limiting the generality of or effect of the foregoing, the Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Board of Directors of the Company in approving and recommending the Merger, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith.

12.  Confidentiality.   The Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person (except to affiliates and to its attorneys and financial and other advisors) until Customers has publicly disclosed the Merger. Neither the Stockholder, nor any of the Stockholder’s affiliates shall issue or publish or cause to be issued or published any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or other transactions contemplated thereby.

13.  Termination.   This Agreement shall automatically terminate (without requirement of further action or notice) on the Expiration Date.

14.  Miscellaneous.

(a)           This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(b)           Any failure of the Stockholder, on the one hand, or Customers, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Customers (with respect to any failure by the Stockholder) or the Stockholder (with respect to any failure by Customers), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14(b).

(c)           All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to the Stockholder, at the address set forth on the signature page, with a copy to the address provided thereto (if blank no such copy shall be required).

if to Customers, to:

Customers Bancorp, Inc.
1015 Penn Avenue, Suite 103
Wyomissing, PA 19610
Attention: Jay S. Sidhu
Facsimile No: (____) ______ - _________
With a copy to:
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103
Attention: Christopher S. Connell
Facsimile No: (215) 564-8120

(d)           Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Customers and its and their successors and permitted assigns and shall be binding upon the Stockholder and the Stockholder’s heirs, successors and assigns by will or by the laws of descent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e)           This Agreement shall be governed by, and interpreted in accordance with, the Laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Law are applicable).

(f)           EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

(g)           Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Eastern District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

(h)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)           In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(j)           The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

(k)           This Agreement, including the Proxy being granted herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(l)           The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to facilitate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

(m)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(n)           All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o)           Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

(p)           From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Voting and Lock-up Agreement, as of the date first above written.

CUSTOMERS BANCORP, INC.
By:
Name: Jay S. Sidhu
Title: Chairman and Chief Executive Officer
STOCKHOLDER

Print Name:
STOCKHOLDER’S SPOUSE (if applicable)

Print Name:

Shares Beneficially Owned:

▪ Number of outstanding shares of Company Common Stock Beneficially Owned:  ____________
▪ Certificate numbers for outstanding shares of Company Common Stock Beneficially Owned:  _____________________________________
▪ Number of shares of Company Common Stock Beneficially Owned subject to outstanding options:  ____________
▪ Number of shares of Company Common Stock Beneficially Owned subject to outstanding warrants:  ____________
▪ Number of shares of Company Common Stock Beneficially Owned subject to other rights to acquire such shares:  ____________

[Signature Page to Voting and Lock-up Agreement]